Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 18, 2010 with respect to the audited consolidated financial statements of A.D.A.M., Inc. contained in the Registration Statement and Prospectus on Form S-4 (File No. 333-169948). We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
Atlanta, Georgia
November 30, 2010